Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-258121, 333-258122 and 333-288625) and Form F-3 (Nos. 333-280060, 333-289266 and 333-289270) of SOPHiA GENETICS SA of our report dated March 3, 2026 relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers SA

Lausanne, Switzerland
March 3, 2026